Delisting Determination,The Nasdaq Stock Market, LLC,
March 14, 2017, Vanguard Natural Resources LLC. The Nasdaq
Stock Market, Inc. (the Exchange) has determined to remove from listing the common stock, Vanguard Natural Resources 7.875% Series A Cumulative Redeemable Perpetual Preferred Units, Vanguard Natural Resources LLC 7.625% Series B Cumulative Redeemable Perpetual Preferred Unit, and Vanguard Natural Resources LLC 7.75% Series C Cumulative Redeemable Perpetual Preferred Units of Vanguard Natural Resources LLC
(the Company), effective at the opening of the trading session on March 24, 2017. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company was notified
of the Staffs determination on February 2, 2017. The Company did not appeal the Staff determination to the Hearings Panel, and the Staff determination to delist the Company became final on February 13, 2017.